 Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Registration Statement on Form S-1 of Gyrodyne Company of America, Inc. and Subsidiaries of our report dated March 24, 2014, relating to the consolidated financial statements and the effectiveness of internal control over financial reporting, which appears on page F-2 of this annual report on Form 10-K for the year ended December 31, 2013. We also consent to the reference to us under the heading "Experts" in this Registration Statement.

/s/ BAKER TILLY VIRCHOW KRAUSE, LLP

Melville, New York

March 6, 2015